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FOR IMMEDIATE RELEASE
Media Contact:                               Investor Contact:
Holly Vershum/Allison Ellis                  Neal Katz
Edelman Public Relations Worldwide           uniView Technologies
(214) 520-3555                               (214) 503-8880
email: holly_vershum@edelman.com             nkatz@uniview.net
       or aellis@edelman.com

         UNIVIEW TECHNOLOGIES COMPLETES $18 MILLION TRANSACTION
     Company obtains working capital, repositions shareholder equity

DALLAS (June 14, 1999) - uniView Technologies Corp. (NASDAQ:UVEW) has completed a transaction that adds working capital and provisions to reposition existing low-priced issues. The new convertible preferred issue with a conversion price of $4 per share was fully subscribed by New York City-based Brown Simpson Asset Management L.L.C. The total transaction, valued at $18 million, provides $4 million in working capital, as well as a restructure of previous issues with low conversion prices.
     "We are very excited to have this opportunity to increase our investment in uniView. The company has the vision, the products, the management, and the ability to be a major player in the Internet broadband technologies arena," said Evan Levine, managing principal of Brown Simpson.
     The primary benefit of the placement is to remove previously placed low-priced issues, thereby reducing selling pressure created by lower conversion prices.
     "As we move into our growth stage, it is important to continue to improve the balance sheet and, when possible, place existing investors in the best position to participate over the long term without short-term pressure on the stock." said Patrick A. Custer, president and CEO of uniView Technologies Corp. "The need to raise capital over the last couple of years, regardless of depressed stock prices, created a market `overhang.' As we advance our business plan, we are fortunate to have institutional investors willing to participate in our future."
     Dallas-based uniView Technologies offers the expertise and innovative tools necessary to create fully customized video-on-demand, interactive applications, e-commerce, and other interactive broadband services. Building on a foundation of convergence technology, and the understanding of end user requirements, uniView has merged its Internet access technologies and existing applications with the technologies of its development partners to deliver the future of interactive networking products and services.
     In 1997, uniView introduced its first revolutionary set top box and, today, its Advanced Systems Group (ASG) uses convergence devices and integration expertise to design custom broad band networks for clients in multi-level marketing, hospitality, utilities, banking, and telecommunications. In addition to complete network system design, ASG also offers Web site development, web site hosting, and full international Internet access, while uniView's Product Group focuses on research, product development and customer service. More information on uniView is available at www.uniview.net.
     NOTICE: Some of this information may contain "Forward Looking Statements" which are company plans, projections and uncertainties. For a discussion of risk factors associated with some of these plans and projections, please refer to the company's SEC filings, which contain additional discussion about those factors which could cause actual results to differ from management's expectations.